Exhibit 10.7

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into this 16th day of January, 2019 by and between The Hain Celestial Group, Inc. (“Hain” or the “Company”) and Gary W. Tickle (“Employee”).

WHEREAS, Hain and Employee wish to amicably terminate the relationship;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth therein, Hain and Employee agree as follows:

1.	Termination of Employment

Employee’s last day of employment with Hain is January 16, 2019 (the “Termination Date”).
2.     Payment by Hain
As consideration for signing this Agreement and Employee’s complete compliance therewith, Hain will pay Employee salary continuation equal to his/her bi-weekly base salary rate as of the Termination Date equal to approximately $23,076.92 less applicable withholdings and deductions (the “Salary Continuation”) for a period of 12 months starting from the Effective Date (as defined below). For the avoidance of doubt, the Salary Continuation will not exceed $600,000.  The Salary Continuation will be payable to Employee in regular installments in accordance with the general payroll practices of the Company.
3.    Benefits
Hain agrees to continue Employee’s medical, dental and vision coverage through January 31, 2019. Thereafter, Employee will be eligible to elect to continue medical, dental and vision plan coverage pursuant to the notice sent to Employee by the insurance provider in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Employee properly and timely elects medical, dental and/or vision coverage pursuant to COBRA as coverage existed as of the Termination Date, Hain agrees to pay the cost of the premium for such elected coverage (subject to applicable taxes) for a period of 12 months (provided Employee executes this Agreement, remains eligible for COBRA coverage continuation, and is not eligible to participate in a group health insurance plan available through another employer) regardless of the nature, extent or cost of any other coverage available to Employee or to Employee’s spouse for Employee.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at his/her own expense, in accordance with applicable law.  In the event Employee becomes eligible for coverage under another employer’s plan or elects participation in another group medical and dental plan, Hain’s obligation to continue paying premiums under this Section shall cease immediately.  Employee affirms that he/she shall notify Hain immediately of his/her eligibility for coverage under another employer’s plan so that Hain may cease making COBRA payments on Employee’s behalf.

Exhibit 10.7

In accordance with Employee's offer of employment dated June 21, 2017, and Employee's grant of restricted stock dated September 26, 2017, the unvested portion of his initial stock grant (16,667 shares) and the unvested portion of his restricted stock from the grant dated September 26, 2017 (1,068 shares) will vest upon the termination of his employment. The transferability of such stock shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities and any attempted transfer of such stock may be delayed where the Company reasonably anticipates that such transfer will violate Federal securities law or other applicable law; provided that the transfer will be permitted at the earliest date at which the Company reasonably anticipates that it will not cause such violation.
Employee authorizes withholding from amounts payable to the Employee and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company, if any, which arise in connection with the vesting of these awards. These requirements may change from time to time as laws or interpretations change. Regardless of the Company's actions in this regard, Employee hereby acknowledges and agrees that the tax liability shall be his responsibility and liability.
Employee's participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, Life Insurance, AD&D, Long Term Disability, 401(k), and the vesting of equity grants as applicable) cease on the Termination Date.
4.    Payment of Salary
Except with respect to the severance payments and benefits provided by Sections 2 and 3 hereof, Employee acknowledges and represents that, as of the date Employee signed this Agreement, Hain has paid all salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions, and any and all other benefits and compensation due to him/her.
5.     Indemnification
Notwithstanding anything to the contrary herein, the Company shall indemnify Employee in accordance with the provisions of the Hain Articles of Incorporation and applicable law; provided that Employee shall not be entitled to indemnification hereunder for Claims and Expenses that are (i) incurred by Employee as plaintiff in any action, suit or proceeding brought against the Company or (ii) incurred by Employee as a defendant in any action, suit or proceeding brought against Employee by a third party and found by a court of competent jurisdiction in a final judgment not subject to further appeal to be attributable to such Employee’s fraud, gross negligence or willful misconduct.

6.    Release by Employee
Employee agrees that he/she would not be entitled to the consideration set forth in Sections 2 and 3 absent his/her execution and fulfillment of this Agreement. As a consequence of execution of this Agreement, Hain and its current and former officers, directors, employees, agents, investors, attorneys, creditors, counsel, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns and any other affiliated or related person or entity (the “Releasees”) have no outstanding obligations to Employee. Employee, on his/her own behalf, and on behalf of his/her present and former heirs, family members, executors, creditors, agents, assigns and any other affiliated or related person or entity, hereby fully and forever releases Hain and the other Releasees from, and agrees not to sue concerning, any claim, duty, obligation

Exhibit 10.7

or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess including the Effective Date of this Agreement, including, without limitation:

a.	any and all claims relating to or arising from Employee's employment with Hain, or the termination of that employment;

b.
any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.
any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; qui tam; whistleblower, battery; invasion of privacy; false imprisonment; and conversion;

d. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the New York State Executive Law (including its Human Rights Law); the New York City Administrative Code (including its Human Rights Law); the New York State Labor Law; the New York wage, wage payment, wage theft and wage–hour laws; the Sarbanes-Oxley Act;

e.	any and all claims for violation of the federal, or any state, constitution;

f.	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.
    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.	any and all claims for attorneys’ fees and costs.
Hain and Employee agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released for all time. Employee agrees and understands this Agreement provides a full and final general release covering all known and unknown and anticipated and unanticipated injuries, debts, or damages which may have arisen, or which may arise, connected with all matters from the beginning of time to the date of this Agreement, as well as those injuries, debts, claims or damages now known or disclosed which may have arisen, or which may arise, from Employee’s employment with or separation from Hain on the Termination Date. This release is not intended to bar claims for workers’ compensation benefits or unemployment

Exhibit 10.7

insurance benefits, but Employee acknowledges that he/she is not aware of any work-related condition or injury. Moreover, Employee and Hain acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency (“Governmental Agency”), but waives the right to any personal remedy, to the maximum extent permitted by law, except that this Agreement does not limit Employee’s right to receive an award for information provided to any Governmental Agency.

7.    Acknowledgement of Waiver of Claims Under ADEA

Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and Hain agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that:

a.	he/she should consult with an attorney prior to executing this Agreement;

b.	he/she has up to twenty-one (21) days within which to consider this Agreement;

c.	he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

d.	this Agreement shall not be effective until the revocation period has expired; and

e.
nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. However, if the release of ADEA claims or any other claim is set aside or limited, all monies paid hereunder shall be set-off against any relief or recovery.

8.     No Admission of Liability
Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Company that it has in any respect violated or abridged any Federal, State, or local law or any right or obligation that it may owe or may have owed to Employee. No final findings or final judgments have been made and Employee does not purport and will not claim to be a prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than in a proceeding for breach of the terms contained herein.
9.     Cooperation by Employee
To the maximum extent permitted by law, Employee shall assist Hain in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Hain or any of the Releasees without additional compensation, provided, however that Hain will reimburse Employee for reasonable out-of-pocket and travel-related expenses incurred with providing such assistance. Employee and Hain acknowledge this Section does not limit the right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency without requiring notice to Hain or any of the Releasees; Employee nevertheless understands that because of the waiver and general release Employee freely provides by signing this Agreement, Employee cannot obtain any monetary relief or recovery in any such proceeding to the extent permitted by law, except that this Agreement does not limit Employee’s

Exhibit 10.7

right to receive an award for information provided to any Governmental Agency, as set forth below in Section 10.
10.     Confidential and Proprietary Information of Hain
In accordance with the Confidentiality Agreement (as defined below) Employee understands and agrees that all books, records, documents and information, whether written or not, pertaining to Hain's business activities, are the confidential and proprietary property of Hain (hereinafter referred to as "trade secrets and confidential and proprietary information") and must be returned in full and without retention of copies. Employee warrants, covenants, and agrees that he/she will not disclose any of Hain's trade secrets and confidential and proprietary information to any person or entity not employed, owned by, or otherwise affiliated with Hain or use such information for his/her own benefit or the benefit of any person or entity not employed, owned by, or otherwise affiliated with Hain. Employee further agrees that he/she shall not be entitled to copies, in any form, of such trade secrets and confidential and proprietary information and he/she shall immediately return to Hain any copies of such information currently in her possession or control. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit Employee from disclosing Employee’s own wages or other employment terms as provided by law.
Notwithstanding anything herein to the contrary, this Agreement does not limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law.  Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
11.     Post-Employment Restrictive Covenants
Employee acknowledges that all provisions of the Performance Units Agreement dated September 26, 2017, which are designed to survive the termination of such agreement shall survive in full force and effect for the applicable periods contained therein, except as otherwise set forth herein. Specifically, Employee acknowledges that the obligations of Section 14 of the Performance Units Agreement remain in full effect for a period of (12) months immediately following Employee’s termination (the “Restricted Period”). Employee hereby reaffirms such obligations in consideration of the Company’s commitments and obligations hereunder, including without limitation Employee’s right to certain benefits under Section 3 and Section 15 herein.
Notwithstanding the above, to the extent Employee wishes to accept subsequent employment which would constitute providing a “Competing Service” as defined in Section 14 of the Performance Units Agreement, during the Restrictive Period, Employee may seek permission for a limited waiver of this non-compete obligation from the Company, which the Company will evaluate.

Exhibit 10.7

12.    Return of Physical Property by Employee
Employee acknowledges his/her immediate responsibility to fully and unconditionally return all tangible property of Hain to Hain on or before the Termination Date.
13.    Nondisparagement
Employee agrees to refrain from any defamation, libel or slander of Hain or any of the Releasees to any person or entity including but not limited to Hain’s past, present or future customers, employees, clients, contractors, vendors, or to the media or health and research professional community via any form of communication including written, oral, or electronic.  Employee also agrees not to publish, discuss or comment on any remarks related to Hain or any of the other Releasees in any forum, including the internet, any web site or blog.  Further, Employee agrees to refrain from any tortious interference with Hain’s or the Releasees’ contracts and relationships.
If Hain’s Human Resources representatives are contacted by any potential future employers of Employee for a reference, Hain’s Human Resources representative shall provide Employee’s dates of employment and last position at Hain. Furthermore, Hain will instruct its current Named Executive Officers and the Directors of the Company’s Board of Directors, in place as of the Effective Date of this Agreement, to refrain from any defamation, libel or slander of Employee.
14.    Confidentiality of Agreement
Employee agrees not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization, except to his/her spouse or domestic partner, his/her legal advisor(s) and his/her financial advisor(s), or as permitted by law, any information regarding the amount of, terms of, facts or circumstances underlying this Agreement.
15.    Responsibility for Outplacement
Hain agrees to pay up to $3,000.00 of outplacement services directly to Right Management, Inc.  Thereafter, Employee acknowledges that he shall accept full responsibility for all costs related to his own job search and will not look to Hain for any reimbursement of postage, printing, resume preparation, outplacement counseling or any other related expense.

16.	No Consideration Absent Execution of this Agreement
Employee agrees and understands that the Company has no obligation to pay the monies and/or benefits in Sections 2 and 3 above unless Employee signs this Agreement and follows its terms.

Exhibit 10.7

17.	Entire Agreement and Severability
The parties hereto agree that this Agreement may not be modified, altered or changed, except by a written agreement signed by the parties hereto. This Agreement, the Confidentiality Agreement dated September 26, 2016, by and between Hain and the Employee, which is annexed hereto as Exhibit A (the “Confidentiality Agreement”), and the Performance Units Agreement dated September 26, 2017, which is annexed hereto as Exhibit B, represent the entire agreement and understanding between Hain and Employee concerning the subject matter of this Agreement and Employee's relationship with Hain, and supersede and replace any and all prior agreements and understandings between the parties concerning the subject matter of this Agreement and Employee's relationship with Hain. Your employment offer letter with the Company dated January 21, 2017 is hereby superseded and shall be of no further force or effect. If any provision of this Agreement is held to be invalid, the court rendering that finding shall interpret or modify each such clause to be enforceable to fulfill the parties’ stated intent. If that cannot be done, such clause(s) shall be void and the remaining provisions shall remain in full force and effect. If any term or provision of this Agreement or the application thereof to Employee or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted by the parties to include as much of its nature and scope as will render it enforceable. Otherwise, Hain shall be entitled to the return of the entire consideration under this Agreement.
18.    Breach of Agreement
Employee acknowledges and agrees that any breach hereof constitutes a material breach of this Agreement and shall entitle the Company immediately to cease making any severance payments and benefits provided by Sections 2 and 3 and to recover any prior payments. In addition, should Employee violate any provision of this Agreement, the Company may apply for appropriate relief. In any proceeding to enforce the terms of this Agreement, the Agreement may be introduced under seal in order to maintain its confidentiality. Employee understands and agrees that the damage to the Company due to any such breach will be extremely difficult to determine. Because of this difficulty, Employee agrees that in the event of a finding of such breach, he/she will forfeit and return to Hain all amounts received pursuant to this Agreement. Notwithstanding any such relief, all of the other terms of this Agreement, including, without limitation, Employee’s release of claims, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief. In addition, Hain shall be entitled to recover its costs and fees, including reasonable attorneys’ fees, incurred in the successful enforcement of any such relief.
19.    Resolution of Disputes

Any controversy or claim arising out of this Agreement, or the breach thereof, shall be decided by an appropriate state or federal court nearest to Hain’s corporate headquarters, and all such claims shall be adjudicated by a judge sitting without a jury.

20.    Governing Law
This Agreement shall be governed by the laws of the State of New York, without regard for choice of law provisions.
21.    Effective Date

Exhibit 10.7

This Agreement is effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement (the “Effective Date”). Any revocation prior to the eighth day after the Employee has signed this Agreement must be submitted, in writing, to Kristy Meringolo, Senior Vice President, General Counsel and state, “I hereby revoke my acceptance of our Separation Agreement and General Release.” The revocation must be delivered to Kristy Meringolo and postmarked within seven (7) calendar days of execution of this Agreement.

22.	Capability to Waive Claims
Employee is competent to affect a knowing and voluntary general and unlimited release of all claims and to enter into this Agreement.  Employee is not affected or impaired in his/her ability voluntarily and knowingly to consider and to execute this Agreement, whether by illness, use of alcohol, drugs or other substances or conditions.  Employee is not a party to any bankruptcy, lien, assignment, creditor-debtor or other proceeding which would impair the right to settle all claims against Hain or to waive all claims that Employee may have against Released Parties.
23. Voluntary Execution
Employee acknowledges that he/she has carefully read this Agreement and understands all of its terms including the general and final release of claims set forth above and covenant not to sue. Employee further acknowledges that he/she has voluntarily entered into this Agreement; that he/she has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which he/she may otherwise be entitled; and that this document gives him/her the opportunity and encourages him/her to have this Agreement reviewed by his/her attorney and tax advisor.

EMPLOYEE HAS TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT DURING THE SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO KRISTY MERINGOLO, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR SEPARATION AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO KRISTY MERINGOLO OR HER DESIGNEE, OR MAILED TO KRISTY MERINGOLO AT THE HAIN CELESTIAL GROUP, INC., 1111 MARCUS AVENUE, LAKE SUCCESS, NEW YORK 11042 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS AGAINST HAIN AND RELEASEES.

Exhibit 10.7

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

THE HAIN CELESTIAL GROUP, INC

By:	/s/ Gary Tickle	By:	/s/ Kristy Meringolo
	Gary Tickle		Kristy Meringolo
SVP, General Counsel

Date:	1/18/2019	Date:	1/22/2019

Exhibit 10.7

EXHIBIT A

Confidentiality Agreement

Exhibit 10.7

Employee Confidentiality Agreement
I acknowledge that during the course of my employment with The Hain Celestial Group, Inc., (“Hain”), I will be exposed to information and materials that are confidential, proprietary and trade secret information that is of vital importance to the economic well being of Hain. I will not at any time disclose or use, either during or subsequent to my employment, any information, knowledge, or data which I receive or develop during my employment which is considered proprietary or confidential by Hain or which relates to the trade secrets of Hain. Information subject to this protection against unauthorized use or disclosure is to be given its broadest definition and shall be defined to include, but not limited to, the following: all information, knowledge, data, processes, know-how, designs, drawings, diagrams, formulas, test data, accounting or financial data, pricing or salary data, marketing data, business plans and strategies, negotiations and contracts, research, customer or vendor lists, inventions, and discoveries, in any and all recorded forms (including but not limited to, writings, videotape, audio or computer) that relates to Hain’s or its vendors or customers’ businesses that is not lawfully known to the general public.
I further agree that upon termination of my employment with Hain (or earlier if requested), I shall return (within 24 hours) any and all materials (and all copies thereof), including, but not limited to, all materials constituting or relating to any proprietary information, data or knowledge or trade secrets of Hain.
During my employment, I agree to devote my entire working time and use my best efforts to further the business of Hain and not to engage in any other business or activity which is determined by Hain to be competitive with Hain, its suppliers or customers or which interferes with performance of any job duties.
I acknowledge that the confidential, proprietary and trade secret information are created at substantial cost and expense to Hain, and that unauthorized use or disclosure would cause irreparable injury to Hain. I hereby consent to entry of an immediate injunction, without bond, from any court of competent jurisdiction, enjoining and restraining me from violating or threatening to violate this provision. If the court, after hearing enters a permanent injunction or awards damages to Hain, I will be liable for the attorney’s fees, expenses and court costs incurred by Hain to obtain that relief and to otherwise enforce the terms of this agreement.
This agreement has been delivered in the State of New York, and shall be interpreted under the laws of said State, without regard to choice or conflict of laws or provisions, to be a binding contract. A court may limit, modify or interpret this agreement to the extent necessary for it to be enforced.
I understand that my continued employment with Hain is contingent upon my compliance with this agreement. This agreement shall be binding upon my successors, heirs, assigns, and personal representatives and shall be for the benefit of the successors and assigns of Hain

Gary Tickle
Employee Name
/s/ Gary Tickle	Date	9/26/16
Employee Signature

Exhibit 10.7

Acknowledged and Accepted
The Hain Celestial Group, Inc.

By:	/s/ Jenna Tufano
Name
HR Specialist
Title
9/27/2016
Date

Exhibit 10.7

EXHIBIT B

Performance Units Agreement

Exhibit 10.7

THE HAIN CELESTIAL GROUP, INC.
PERFORMANCE UNITS AGREEMENT
This Performance Units Agreement (this "Agreement") is made and entered into as of September 26, 2017 (the "Grant Date") by and between The Hain Celestial Group, Inc., a Delaware corporation (the "Company") and Gary Tickle (the "Participant").
WHEREAS, the Company has adopted the Amended and Restated 2002 Long Term Incentive and Stock Award Plan, as amended to the Date of Grant (the “Plan”), the provisions of which are incorporated herein by reference, pursuant to which awards of Performance Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.
1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.ADMINISTRATION.
All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Except with respect to the determination of satisfaction of vesting under Section 4, which shall remain subject to approval by the Committee, the Chief Executive Officer or General Counsel shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein.
3.THE AWARD.
3.1    Grant of Units. On the Grant Date, subject to the provisions of this Agreement, the Participant has been granted Performance Units (Units”), which will be earned and vested (or not) as set forth in Section 4, with 5,630 (the “Target Units”) representing the target number of Units to be earned and vested at 100%, with the right to receive up to a total of 8,445 (the “Maximum Units”) at

Exhibit 10.7

maximum vesting as provided in Section 4.1, all subject to adjustment as provided in Section 11. Each Unit represents a right to receive one (1) Share on the Settlement Date (as defined below).
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or Shares issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company and/or its Subsidiaries for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.
4.VESTING OF UNITS.
4.1    General. Subject to the Participant’s continued employment or other service with the Company or its Subsidiaries through the last day of the Performance Period (as defined in Exhibit A) (the “Vesting Date”) and except as otherwise provided herein, the Units shall become earned and vested (“Vested Units”) based upon the Company’s Relative Total Shareholder Return (as defined in Exhibit A) in terms of percentile ranking as compared to the Peer Group (as defined in Exhibit A) over the Performance Period in accordance with the schedule below:

Relative Total Shareholder Return Ranking over Performance Period	Payout % Level
75th Percentile or Higher	150%
50th Percentile	100%
25th Percentile	50%
Under 25th Percentile	0%

The payout percentage level shall be interpolated for performance above 25th Percentile, and increased by two (2) percentage points for every one (1) percentile point of improvement in Relative Total Shareholder Return; provided, however that the maximum award that may be achieved shall be a payout percentage level of 150% for a Relative Total Shareholder Return of 75th percentile and above and no Units will vest at Relative Total Shareholder Return at 25% or below.
The number of Vested Units will be determined by multiplying the payout percentage level by the Target Units (excluding Dividend Equivalent Units), with Units being forfeited in the event of a payout percentage level below 100%, equal to the difference between the Target Units and the total number of Vested Units (excluding Dividend Equivalent Units); provided, however, if the Company’s TSR at the end of the Performance Period is negative, then the number of Vested Units may not exceed the number of Target Units. In no event will the number of Vested Units exceed the number of Maximum Units.
The “Settlement Date” shall be the date after the end of the Performance Period on which the Compensation Committee certifies the Company’s Relative Total Shareholder Return and percentile rank, which will not be later than March 15 of the year following the end of the Performance Period.

Exhibit 10.7

5.DIVIDENDS CREDITED ON THE UNITS.
5.1    The Target Units will earn dividend equivalents in the form of additional Units. Specifically, as of each dividend payment date for Company common stock, the Participant’s account will be credited with additional Units (“Dividend Equivalent Units”) equal in number to the number of shares of Company common stock that could be bought with the cash dividends that would be paid on the Target Units if each Unit were a share of Company common stock. The number of Units that results from the calculation will be to two decimal places.
5.2    The number of shares of Company common stock that could be bought with the cash dividends will be calculated based on the “Fair Market Value” of Company common stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Company common stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.
5.3    Dividend Equivalent Units will vest at the same time and in the same manner as the Target Units with which they are associated. Dividend Equivalent Units will be adjusted in accordance with the payout level percentage determined under Section 4.1 in the same manner as the Target Units with which they are associated. Accumulated Dividend Equivalent Units will be multiplied by the same payout percentage level and Dividend Equivalent Units will be added or forfeited, as necessary, so that the total Dividend Equivalent Units which vest as of the Vesting Date will equal the Dividend Equivalent Units which accumulate during the Performance Period multiplied by the payout percentage level.
6.ACCELERATION OF VESTING IN CONNECTION WITH A CHANGE IN CONTROL. “Change in Control” means any of the following:
(a)    the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company of Voting Stock of the Company or (iii) any acquisition of Voting Stock of the Company by any person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of clause (c) below; or
(b)    during any period of one year beginning on or after the date hereof, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board ( a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal

Exhibit 10.7

of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(c)    consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (ii) no person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    the stockholders of the Company approve (a) the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (b) a complete liquidation of the Company provided, however, that if a Participant is party to an employment agreement or change in control agreement with the Company, “Change in Control” shall have the meaning set forth in such agreement.
It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. In the event of a Change in Control, the Settlement Date shall be the date of the Change in Control and the vesting of the Units, including any Dividend Equivalent Units, shall be accelerated in full and the Vested Units shall equal the greater of (1) the Target Units, or (2) the number of Vested Units that would be determined if the last day of the Performance Period was the penultimate trading day prior to the date of the Change in Control, provided that the Participant’s service has not terminated prior to such date other than as a result of death, Disability or Retirement.

Exhibit 10.7

7.ACCELERATION OF VESTING UPON CERTAIN TERMINATIONS. In the event that the Participant’s service is terminated as a result of Participant’s death, Disability or Retirement during the Performance Period (as defined below), then the Unit payout including any Dividend Equivalent Units, will be prorated based on the number of full and partial calendar months the Participant spent on the active payroll during the three-year performance period. Payout for the award will be made at the same time as payment would have been made had the Participant not had a termination of employment and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Performance Period. For purposes of this Agreement, “Disability” shall mean the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code and “Retirement” shall mean if such Participant terminates his or her service on or after the earliest date upon which he or she is eligible for U.S. Social Security retirement benefits.
8.INTENTIONALLY OMITTED.
9.SETTLEMENT OF THE AWARD.
9.1    Issuance of Shares of Stock. Subject to the provisions of Section 9.3 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share. The Settlement Date shall be within 60 days after the Vesting Date, unless payment is made as a result of the Participant’s separation from service, as defined in Section 409A and the Participant is a “specified employee” as defined in Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case the vested Shares shall be issued on the later of the Settlement Date or the first day following six months after the separation from service. This six month suspension of payments will not apply in the event of the Participant’s death. Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 9.3, Section 10 or the Company’s Insider Trading Policy.
9.2    Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
9.3    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities and issuance of the Shares may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities law or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.
9.4    Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.
10.TAX IMPLICATIONS.

Exhibit 10.7

10.1    In General. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company (or its Affiliate or Subsidiary), if any, which arise in connection with the Award, the vesting of Units or the issuance of Shares in settlement thereof (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s (or its Affiliate’s or Subsidiary’s) actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s responsibility and liability. The Participant acknowledges that he or she may not participate in the Plan unless the Tax Liability is satisfied.
10.2    Withholding in Shares. The Company may require the Participant to satisfy all or any portion of tax withholding obligations by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.
11.ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
Subject to any required action by the stockholders of the Company and the requirements of Section 409A, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the fair market value of Shares, appropriate and proportionate adjustments shall be made in the number of Performance Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

Exhibit 10.7

12.RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT. The Participant shall have no rights as a stockholder with respect to any Performance Units until the date of the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Sections 5 and 11. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the service of the Company or any Subsidiary or interfere in any way with any right of such entities to terminate the Participant’s service at any time.
13.INTENTIONALLY OMITTED.
14.COVENANTS NOT TO DISCLOSE, COMPETE OR SOLICIT.
(a)    The Participant acknowledges that (i) the Company is engaged in a continuous program of research, development, production, marketing, sales and distribution regarding natural and organic products throughout the United States and internationally (the foregoing, together with any other businesses in which the Company engages from the date hereof to the date of the termination of the Participant’s employment with the Company and its Subsidiaries is referred to herein as the “Company Business”); (ii) the Participant’s work for and position with the Company and/or one of its Subsidiaries has allowed the Participant, and will continue to allow the Participant, access to trade secrets of, and Confidential Information (as defined below) concerning the Company Business; (iii) the Company Business is national and international in scope; (iv) the Company would not have agreed to grant the Participant this Award but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that the Company and its Subsidiaries have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide the Participant with one or more of the following: (a) authorization to access Confidential Information through a computer password or by other means, (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (c) access to participate in certain restricted access meetings, conferences or training relating to the Participant’s position with the Company.
(b)    For purposes of this Agreement, “Confidential Information” shall mean all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, supplier or service information, pricing or cost information, marketing information, future products and strategies, business opportunities, inventions, creations, enhancements, business operation information, financial information or personnel data, any formula, pattern, device and/or compilation of information which is used in the Company’s Business and which gives the Company an advantage over its competitors, and other confidential or proprietary information created, used and/or obtained by the Participant in the course of the Participant’s employment with the Company or any Subsidiary. The Participant agrees not to engage in unauthorized use or disclosure of Confidential Information, and agrees that upon termination of the Participant’s employment (or earlier if so requested) the Participant will preserve and return to the Company any and all records in the Participant’s possession or control, tangible and intangible, developed or obtained during and as a result of Participant’s employment (excluding documents relating to compensation and

Exhibit 10.7

employee benefits). The Participant further agrees not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.
(c)    Ancillary to the foregoing and this Award, the Participant hereby agrees that, during the term of the Participant’s employment with the Company or any Subsidiary and for a period of one (1) year after the termination of Participant’s employment with the Company or any Subsidiary for any reason, whether it be voluntary or involuntary, with or without cause (the “Restricted Period”), the Participant will not, directly or indirectly, individually or on behalf of any person or entity other than the Company or any of its Subsidiaries:
(i)    Provide Competing Services (as defined below) to any company or business (other than the Company or any Subsidiary) engaged in the manufacture, distribution, sale or marketing of any of the Relevant Products (as defined below) in the Relevant Market Area (as defined below);
(ii)    Approach, consult, solicit or accept business from, or contact or otherwise communicate, directly or indirectly, in any way with any Customer (as defined below) in an attempt to (1) divert business from, or interfere with any business relationship of the Company or any of its Subsidiaries, or (2) convince any Customer to change or alter any of such Customer’s existing or prospective contractual terms and conditions with the Company or any Subsidiary; or
(iii)    Solicit, induce, recruit or encourage, either directly or indirectly, any employee of the Company or any Subsidiary, with whom Participant had contact with during Participant’s employment or about whom Participant obtained Confidential Information, to leave his or her employment with the Company or any Subsidiary or employ or offer to employ any employee of the Company or any Subsidiary. For the purposes of this section, an employee of the Company or any Subsidiary shall be deemed to be an employee of the Company or any Subsidiary while employed by the Company and for a period of sixty (60) days thereafter.
(d)    For purposes of this Agreement, the following terms shall have the meanings indicated:
(i)    To provide “Competing Services” means to provide, manage, supervise, or consult about (whether as an employee, owner, partner, stockholder, investor, joint venturer, lender, director, manager, officer, employee, consultant, independent contractor, representative or agent, or otherwise) any services that (A) are similar in purpose or function to services the Participant provided to the Company or any Subsidiary in the two year period preceding the termination of the Participant’s employment, (B) might involve the use of Confidential Information, or (C) involve business opportunities related to Relevant Products.
(ii)    “Customer” means any and all persons or entities who purchased any Relevant Product from the Company or any Subsidiary during the term of the Participant’s employment with the Company or any Subsidiary with whom Participant had contact during Participant’s employment or about whom Participant obtained Confidential Information.
(iii)    “Relevant Products” means any natural or organic product that was developed or sold by the Company or any Subsidiary within the course of the last two (2) years of the Participant’s employment with the Company or any Subsidiary.

Exhibit 10.7

(iv)    “Relevant Market Area” means the counties (or county equivalents) in any country where the Company does business that the Participant assists in providing services to and/or receives Confidential Information about in the two (2) year period preceding the termination of the Participant’s employment so long as the Company continues to do business in that geographic market area during the Restricted Period.
(e)    Notwithstanding the foregoing, (1) the restrictions of subsection 14(b) and 14(c) above shall not prohibit the Participant’s employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in Relevant Products) if in advance of the Participant’s providing any services, the Participant and the diversified company that is going to employ or retain the Participant both provide the Company with written assurances that are satisfactory to the Company establishing that (a) the entity, subsidiary, division or unit of the diversified business that the Participant is going to be employed in or retained by is not involved in Relevant Products or preparing to become involved in Relevant Products, and (b) the Participant’s position will not involve Competing Services of any kind, and (2) the Participant is not prohibited from owning either of record or beneficially, not more than five percent (5%) of the shares or other equity of any publicly traded company. The Participant’s obligations under this Section 14 shall survive the vesting or forfeiture of the underlying Shares.
(f)    Any breach of any provision of this Section 14 will result in immediate and complete forfeiture of the Participant’s Unvested Units and the Participant hereby agrees that the Participant shall return to the Company any Units that were previously issued to the Participant or, if the Participant no longer owns the Units, an amount in cash equal to the fair market value of any such Shares on the date they were issued to the Participant (less any taxes paid by the Participant). In addition, the Participant hereby agrees that if the Participant violates any provision of this Section 14, the Company will be entitled to injunctive relief, specific performance, or such other legal and equitable relief as is needed to prevent or enjoin any violation of the provisions of this Agreement in addition to and not to the exclusion of any other remedy that may be allowed by law for damages experienced prior to the issuance of injunctive relief. The Participant also agrees that, if the Participant is found to have breached any of the time-limited covenants in this Section 14, the time period during which the Participant is subject to such covenant shall be extended by one day for each day the Participant is found to have violated such restriction. If Participant is found to have breached any obligation in this Agreement, Participant will pay the Company, in addition to any damages that may be awarded by the Court, reasonable attorneys' fees incurred by the Company to establish that breach or otherwise to enforce this Agreement.
(g)    The Participant acknowledges that the Participant has given careful consideration to the restraints imposed by this Agreement, and the Participant fully agrees that they are necessary for the reasonable and proper protection of the business of the Company and its Subsidiaries. The restrictions set forth herein shall be construed as a series of separate and severable covenants. The Participant agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period, and geographical area. Except as expressly set forth herein, the restraints imposed by this Agreement shall continue during their full time periods and throughout the geographical area set forth in this Agreement.

Exhibit 10.7

(h)    The Participant also stipulates and agrees that (a) the Restrictive Covenants and (b) the Company’s agreement herein to provide the Participant with this Performance Units Award are mutually dependent clauses and obligations without which this Agreement would not be made by the parties. Accordingly, the Participant agrees not to sue or otherwise pursue a legal claim to set aside or avoid enforcement of the Restrictive Covenants. In the event that the Participant or any other party pursues a legal challenge to the enforceability of any material provision of the restrictions in Section 14 of this Agreement and a material provision is found unenforceable by a court of law or other legally binding authority such that the Participant is no longer bound by a material provision of Section 14, then (1) the Participant’s unvested Shares shall be forfeited and (2) the Participant hereby agrees that the Participant shall return to the Company any Shares that were previously issued to the Participant or, if the Participant no longer owns the Shares, an amount in cash equal to the fair market value of any such Shares on the date they were issued to the Participant (less any taxes paid by the Participant). The foregoing is not intended as a liquidated damage remedy but is instead a return-of-gains and contractual rescission remedy due to the mutually dependent nature of the subject provisions in the Agreement.
(i)    If any of the Restrictive Covenants are deemed unenforceable as written, the Participant and the Company expressly authorize the court to revise, delete or add to the restrictions contained in this Section 14 to the extent necessary to enforce the intent of the parties and to provide the goodwill, Confidential Information, and other business interests of the Company and its Subsidiaries with effective protection to the maximum extent permitted by law. In the event that such reformation of the restriction is acceptable to the Company, then the forfeiture and rescission (return of gain) remedies provided for in subsection 14(h) above shall not apply.
(j)    The provisions of this Section 14 are not intended to override, supersede, reduce, modify or affect in any manner any other non-competition, non-solicitation or confidentiality agreement between the Participant and the Company or any Subsidiary, and instead are intended to supplement any such agreements.
(k)    No waiver by the Participant or the Company of any breach of, or lack of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or the same condition or provision at another time.
(l)    The parties expressly acknowledge and agree that the right and opportunity to receive the benefits of this Agreement in exchange for compliance with the restrictions set forth herein is full and sufficient consideration for the obligations imposed by this Agreement.  In the event of a forfeiture of any of the benefits of this Agreement pursuant to Section 14(f) or 14(h), it is the intent of the parties that the restrictions set forth herein shall remain in effect to the fullest extent permitted by law and shall not be void for lack of consideration.  If a court determines, despite the parties’ expressed intent set forth herein, that any of the restrictions in Section 14 would be unenforceable due to lack of consideration after a forfeiture, Participant shall retain the minimum amount of unvested shares necessary to preserve the full enforceability of the restrictions agreed to herein.

Exhibit 10.7

15.    MISCELLANEOUS PROVISIONS.
15.1    Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
15.2    Nontransferability of the Award. Prior to the issuance of Shares on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
15.3    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
15.4    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
15.5    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)    Consent to Electronic Delivery and Execution. The Participant acknowledges that the Participant has read Section 15.5(a) of this Agreement and consents to the electronic delivery of the Plan documents, as described in Section 15.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the

Exhibit 10.7

Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 15.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 15.5(a). Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
15.6    Integrated Agreement. This Agreement and the Plan, together with any written employment agreements governing this Award shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
15.7    Section 409A. This Agreement and the delivery of Shares pursuant to the terms hereof is designed to comply with Section 409A of the U.S. Code (“Section 409A”) and shall be interpreted to comply with Section 409A. Thus, any Shares which are to be delivered upon a Participant’s termination of service shall not occur unless such termination also constitutes a separation from service within the meaning of Section 409A of the Code. In addition, to the extent Section 409A applies, the provisions of Section 409A(a)(2) shall apply to any settlement of a Unit pursuant to the terms of this Agreement.
15.8    Applicable Law. This Agreement shall be governed by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within the State of New York.
15.9    Severability. If any term or provision of this Agreement or the application thereof to any Participant or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect and the remainder of this Agreement, or the application of such term or provision to Participants or circumstances other than those held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
15.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.11    Acceptance. By signing the Agreement, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Plan, (b) accepts the

Exhibit 10.7

Award subject to all of the terms and conditions of this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HAIN CELESTIAL GROUP

By:	/s/ Denise M. Faltischek
Name:	Denise M. Faltischek
Title:	Executive Vice President and General Counsel
Counsel

Address	1111 Marcus Avenue, Suite 1
Attention: General Counsel
Lake Success, NY 11042

GARY TICKLE

/s/ Gary Tickle
Signature

11/30/2017
Date

Address:

Exhibit 10.7

Exhibit A – Calculation of Relative Total Shareholder Return

•
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

Where:
“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.
“N” represents the remaining number of Peer Companies, plus the Company.
“R” represents Company’s ranking among the Peer Companies.
Example: If there are 24 Peer Companies, and the Company ranked 7th, the performance would be at the 75th percentile: .75 = 1 – ((7-1)/(25-1)).
Relative Total Shareholder Return shall be calculated by the Committee based on the terms set forth in this Exhibit A.

•
“TSR” means, the percentage calculated for each of the Company and each company in the group of Peer Companies by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

Example: An illustrative example of a TSR calculation is attached at the end of this Exhibit.

•
“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

•	“Opening Average Period” means the 20 trading days immediately following July 1, 2016.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period or for the Closing Average Period.

•
“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

•	“Closing Average Period” means the 20 trading days immediately preceding the last day of the Performance Period.

•	“Performance Period” means the period beginning July 1, 2016 and ending on the earlier of June 30, 2019 or the date of a Change in Control.

Exhibit 10.7

•	“Peer Companies” shall consist of those companies comprising the S&P Food & Beverage Select Industry Index as of the beginning of the Performance Period.

The Peer Companies may be changed as follows:
(i)        In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
(ii)        In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.
(iii)        In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.
(iv)     In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company.
(v)        In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

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For purposes of calculating TSR, the value of any Peer Company shares traded on a foreign exchange will be converted to US dollars using the same exchange rate that the Company uses for financial reporting purposes.

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The following example illustrates the calculation of TSR for the Company with a Performance Period of July 1, 2014 to June 30, 2017. For the purposes of the example, the Opening Average Period is 20 trading days immediately following July 1, 2014 and the Closing Average Period is the 20 trading days immediately prior to June 30, 2017.

Opening Average Share Value (7/2/2014 – 7/30/2014)    $44.12
Closing Average Share Value (6/1/2017 – 6/29/2017)    $34.66
TSR (expressed as percentage)                -21.44%